Exhibit 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

FISERV, INC.

The undersigned officer of Fiserv, Inc., a Wisconsin corporation (the “Corporation”), incorporated under the Wisconsin Business Corporation Law, hereby certifies, in accordance with all applicable provisions of the Wisconsin Business Corporation Law, as follows:

1.	The name of the Corporation is “Fiserv, Inc.”

2.	To change each share of common stock, par value $.01 per share (the “Common Stock”), of the Corporation outstanding or held in treasury into two shares of said Common Stock, the first sentence of the first paragraph of Article III of the Corporation’s Restated Articles of Incorporation is amended to read in its entirety as follows:

The total number of shares of stock which the Corporation shall have authority to issue is 1,825,000,000 shares, of which 1,800,000,000 shares shall be designated Common Stock, having a par value of $.01 per share; and 25,000,000 shares shall be designated as Preferred Stock, having no par value per share.

3.	The amendment will be implemented as follows: At the close of business on March 5, 2018, the effective date of the amendment (the “Record Date”), each share of Common Stock outstanding or held in treasury immediately prior to the Record Date shall be changed into two shares of said Common Stock. Stock certificates evidencing shares of Common Stock outstanding or held in treasury on the Record Date shall continue to evidence the same number of shares that such certificates evidenced prior to the Record Date, and the additional shares shall be evidenced in book-entry form only, without stock certificates, on March 19, 2018 with respect to persons who are at the close of business on the Record Date the holders of Common Stock.

4.	The amendment was adopted by the Board of Directors of the Corporation on February 21, 2018 in accordance with Section 180.1002 of the Wisconsin Business Corporation Law.

5.	The amendment shall be effective as of the close of business on March 5, 2018.

Executed on behalf of the Corporation on the 26th day of February, 2018.

By:	/s/ Lynn S. McCreary
Lynn S. McCreary
Chief Legal Officer and Secretary